ASSISTANT SECRETARY'S CERTIFICATE

     I, Stephanie M. Nichols, Assistant Secretary of the NT Alpha Strategies Fund (the “Trust”), hereby certify that all the members of the Board of Trustees of the Trust, unanimously adopted the following resolutions, effective by written consent and pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended.

     RESOLVED, that after having given due consideration to all relevant factors, the Board of Trustees of the Trust, hereby ratify an amendment to the Trust’s existing fidelity bond (the “Bond”) issued by Chubb Group of Insurance Companies, and ratify, confirm and approve an increase in the amount of coverage under said Bond from $600,000 to $750,000, effective as of June 30, 2008; and further

     RESOLVED, that the Secretary or Assistant Secretary of the Trust are hereby directed to make all required Securities and Exchange Commission filings with respect to the Bond; and further

     RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1.

     IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 1st day of July 2008.

                                                                                          /s/ Stephanie M. Nichols
                                                                                          Stephanie M. Nichols
                                                                                          Assistant Secretary